Exhibit 99.1

               Argo Group Announces 2007 Third Quarter
                               Results

     Premium Growth, Profitable Underwriting Continues in U.S. as
               International Specialty Gears up For 2008


    HAMILTON, Bermuda--(BUSINESS WIRE)--November 6, 2007--Argo Group International Holdings, Ltd. (NasdaqGS: AGII), an international underwriter of specialty insurance and reinsurance products in niche areas of the property and casualty market, today announced financial results for the three and nine months ended Sept. 30, 2007.

    Highlights include the following:

    For the three months ended Sept. 30, 2007:

    -- Net income was $74.2 million or $2.70 per diluted share, which includes an after tax extraordinary gain of $67.3 million or $2.45 per share;

    -- Book value per diluted common share increased to $43.81 per share at Sept. 30, 2007;

    --  Gross written premiums increased to $332.9 million versus
        $307.3 million in the same three months of 2006;

    -- Total revenue rose to $258.7 million versus $242.3 million in the third quarter of 2006;

    --  Combined ratios for the E&S and Select Markets segments were
        90.5 percent and 90.2 percent, respectively.

    For the nine months ended Sept. 30, 2007:

    -- Net income was $120.3 million or $5.00 per diluted share, which includes an after tax extraordinary gain of $67.3 million or $2.80 per share;

    -- Gross written premiums rose to $896.5 million from $835.4 million during the first nine months of 2006;

    --  Cash flow from operations remained strong at $141.6 million;

    -- Combined ratios for the E&S and Select Markets segments over the first three quarters of 2007 were 88.7 percent and 90.8 percent, respectively.

    During the third quarter of 2007, Argo Group completed its annual actuarial review of its asbestos and environmental (A&E) loss reserves and, as a result of the review, net A&E loss reserves were increased by approximately $26.0 million. Accordingly, loss and loss adjustment expenses for the quarter includes a pre-tax charge of $26.0 million.

    Argo Group President and Chief Executive Officer Mark E. Watson III said, "I am pleased our business segments continued to perform well in the current marketplace. As we mentioned last quarter, Select Markets is executing its business plan to expand operations in targeted specialty lines, which drove that segment's growth for the quarter. Moreover, margins in all of our U.S. businesses are holding, allowing us to continue to be selective in the types of risks we underwrite. And, while our international operations are just getting started, they are developing in line with our expectations as we look forward to January 1."

    ARGO GROUP SELLS PXRE SUBSIDIARY

    On November 5, 2007, Argo Group executed an agreement to sell the stock of PXRE Reinsurance Company which is the Company's Connecticut domiciled insurance company. The effect of the sale is reflected in the extraordinary gain that resulted from the merger of Argonaut Group, Inc. and PXRE Group, Ltd., which is included in the third quarter income statement. The sales price is subject to final pricing and terms. PXRE Corporation of Delaware, the parent of PXRE Reinsurance Company, expects to receive a dividend from PXRE Reinsurance Company prior to closing and the sale proceeds would be reduced accordingly by the amount of the dividend. The transaction is expected to close in the first quarter of 2008 and is subject to customary regulatory approvals.

    FINANCIAL RESULTS

    The financial results for the three and nine months ended Sept. 30, 2007 and 2006 include results of the predecessor to Argo Group, Argonaut Group Inc., for those periods and PXRE Group, Ltd. for the period from Aug. 7, 2007 through Sept. 30, 2007. As disclosed previously, Aug. 7, 2007 represents the closing date of the merger between Argonaut Group, Inc. and PXRE Group, Ltd.

    Third quarter 2007 net income of $74.2 million or $2.70 per diluted share includes the following: (1) an after tax extraordinary gain of $67.3 million associated with the negative goodwill resulting from the previously announced merger; (2) an after-tax charge of $17.6 million associated with A&E loss development; and (3) $3.9 million of after-tax expense related to the merger. Net income for the same quarter of 2006 was $30.7 million or $1.40 per share.

    The Company believes operating income is another meaningful measure of Argo Group's performance, although it differs from net income under accounting principles generally accepted in the United States (GAAP) in that operating income excludes extraordinary items, income tax benefit or expense and net realized investment gains and losses. For a reconciliation of operating income to GAAP net income for the three and nine months ended Sept. 30, 2007 and 2006, respectively, please refer to the reconciliation table attached to this news release. Pre-tax operating income for the quarter ended Sept. 30, 2007 was $11.3 million, which includes the $26.0 million charge for A&E and $3.9 million of merger related expense, as compared to pre-tax operating income in the comparable quarter of 2006 of $37.7 million.

    Total revenue increased approximately seven percent to $258.7 million during the third quarter of 2007 versus $242.3 million for the comparable quarter in 2006. Total revenue includes realized gains on the sales of investments, which were $0.7 million and $9.2 million for the third quarters of 2007 and 2006, respectively. Earned premiums for the three months ended Sept. 30, 2007 were $220.7 million compared to $206.0 million for the same quarter in 2006.

    The Company's combined ratio for the third quarter of 2007 was
97.2 percent excluding adverse development related to A&E, versus 93.1 percent for the same three month period in 2006. Pre-tax underwriting income for the third quarter of 2007 included unfavorable loss development from prior years' reserves of $21.2 million, compared to $7.0 million of favorable development for the third quarter of 2006. Argo Group's primary business segments in the third quarter delivered strong combined ratios, reporting 90.5 percent and 90.2 percent respectively for E&S and Select Markets.

    For the nine months ended Sept. 30, 2007, net income of $120.3 million or $5.00 per diluted share includes the three items noted above that affected results for the three month period ended Sept. 30, 2007. This compares to net income of $74.6 million, or $3.40 per diluted common share for the first nine months of 2006. Total revenue in the first nine months of 2007 was $734.6 million versus $695.6 million in the first three quarters of 2006. Total revenue includes realized gains on sales of investments of $4.6 million and $12.5 million for the nine months ended Sept. 30, 2007 and Sept. 30, 2006, respectively. Earned premiums for the first nine months of 2007 were $636.2 million compared to $606.3 million for the first nine months of 2006.

    The Group combined ratio for the first nine months of 2007 was
100.9 percent versus 94.3 percent in the first nine months 2006. Pre-tax underwriting income for the nine months ended Sept. 30, 2007 included unfavorable loss development from prior years' reserves of $5.0 million, inclusive of $26.0 million of adverse development for A&E, compared to $16.3 million of favorable development for the nine months ended Sept. 30, 2006.

    SEGMENT RESULTS

    Excess & Surplus Lines (E&S) - For the third quarter of 2007, gross written premiums for E&S totaled $179.9 million, resulting in operating income of $27.0 million. This compares to gross written premiums of $190.4 million and operating income of $25.2 million in the third quarter of 2006. The combined ratio for the third quarter periods of 2007 and 2006, respectively, were 90.5 percent and 89.8 percent. The underwriting results for the third quarter of 2007 and 2006 include favorable loss development of $2.1 million and $4.3 million, respectively.

    For the nine months ended Sept. 30, 2007, gross written premiums for E&S were $546.3 million, generating operating income of $85.9 million and a combined ratio of 88.7 percent. This compares to gross written premiums of $545.9 million, operating income of $65.4 million and a combined ratio of 91.2 percent for the first nine months of 2006. The underwriting results for the nine months ended Sept. 30, 2007 include favorable loss development of $16.6 million, compared to $5.6 million for the same period in 2006.

    Select Markets - During the third quarter of 2007, gross written premiums for Select Markets were $133.5 million generating operating income of $15.6 million, compared to gross written premiums of $111.7 million and operating income of $14.3 million during the same period in 2006. The combined ratio for the 2007 third quarter was 90.2 percent, versus a 2006 third quarter combined ratio of 87.5 percent. The underwriting results for the third quarter of 2007 include unfavorable loss development of $0.1 million compared to $3.0 million of favorable development for the third quarter of 2006.

    For the nine months ended Sept. 30, 2007, gross written premiums for Select Markets were $320.4 million, generating operating income of $41.7 million and a combined ratio of 90.8 percent. This compares to gross written premiums of $281.2 million, operating income of $34.4 million and a combined ratio of 90.8 percent for the comparable period in 2006. The underwriting results for the nine months ended Sept. 30, 2007 and 2006 include favorable loss development of $1.4 million and $7.4 million, respectively.

    International Specialty - International Specialty includes third-party reinsurance business originated by Peleus Re and other reinsurance programs. During the third quarter of 2007, gross written premiums for International Specialty were $20.1 million, of which $19.4 million relates to other reinsurance programs. Gross written premiums for the same period of 2006 were $3.4 million and relate to other reinsurance programs which were included in the Excess & Surplus Lines and Select Markets segments in 2006. Such amounts have been reclassified into the International Specialty segment in 2007.

    For the nine months ended Sept. 30, 2007 gross written premiums for International Specialty were $32.2 million, of which $31.5 million relates to other reinsurance programs. For the same nine month period of 2006, gross written premiums were $7.6 million and relate to other reinsurance programs. Reference the disclosure above related to reclassification of this business.

    Run-off Segment - Argo Group's Run-off segment includes financial results for (a) asbestos and environmental liabilities; (b) the former Risk Management segment; and (c) all legacy operations for PXRE Group. For the third quarter of 2007, the Run-off segment incurred an operating loss of $18.3 million. For the 2006 third quarter the segment generated operating income of $3.9 million. Results for the third quarter of 2007 include unfavorable loss development of $23.2 million compared to unfavorable development of $0.3 million for the third quarter of 2006.

    For the nine months ended Sept. 30, 2007, the Run-off segment's operating loss was $13.9 million versus operating income of $17.3 million for the first nine months of 2006. Results for the nine months ended Sept. 30, 2007 include unfavorable development of $23.0 million compared to $3.3 million of favorable development for the same period in 2006.

    CONFERENCE CALL

    Argo Group will conduct an investor conference call starting at 9:00 a.m. EST (10:00 a.m. AST) tomorrow, Wednesday, Nov. 7, 2007. A live webcast of the conference call can be accessed by visiting Argo Group's investor relations website at www.argolimited.com. Participants inside the U.S. and Canada can access the call by dialing
(888) 713-4213 (pass code 71969043). Callers dialing from outside the U.S. and Canada can access the call by dialing (617) 213-4865 (pass code: 71969043). Shortly after the conclusion of the conference call, a webcast replay will be made available at www.argolimited.com. Additionally, a replay of the call will be made available approximately one hour after its conclusion through Nov. 14, 2007. Callers dialing from inside the U.S. and Canada can access the replay by dialing (888) 286-8010 (pass code 85909421). Callers dialing from outside the U.S. and Canada can access the replay by dialing (617) 801-6888 (pass code 85909421). Argo Group is offering call participants a pre-registration option that expedites access to the call and minimizes hold times. Those who would like to take advantage of pre-registration can do so by accessing the following website: www.theconferencingservice.com/prereg/key.process?key=PD6WJUQEX.

    ABOUT ARGO GROUP INTERNATIONAL HOLDINGS, LTD.

    Headquartered in Hamilton, Bermuda, Argo Group International Holdings, Ltd. (NasdaqGS: AGII) is an international underwriter of specialty insurance and reinsurance products in the property and casualty market. Argo Group offers a full line of high-quality products and services designed to meet the unique coverage and claims handling needs of businesses in three primary segments: Excess and Surplus Lines, Select Markets, and International Specialty. Information on Argo Group and its subsidiaries is available at www.argolimited.com. Argo Group is the combined international holding company resulting from the Aug. 7, 2007 merger of Argonaut Group, Inc. and PXRE Group, Ltd.

    FORWARD-LOOKING STATEMENTS

    This press release contains certain statements that are "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, as amended. Such statements are qualified by the inherent risks and uncertainties surrounding future expectations generally and also may materially differ from actual future experience involving any one or more of such statements. For a more detailed discussion of such risks and uncertainties, see Argo Group's filings with the SEC. The inclusion of a forward-looking statement herein should not be regarded as a representation by Argo Group that Argo Group's objectives will be achieved. Argo Group undertakes no obligation to publicly update forward-looking statements, whether as a result of new information, future events or otherwise.

    (financial tables follow)



               ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
                     CONSOLIDATED BALANCE SHEETS
               (in millions, except per share amounts)

                                            September 30, December 31,
                                                2007          2006
                                            ------------- ------------
                                             (unaudited)
              Assets
Total investments                                $3,656.0     $2,514.1
Cash and cash equivalents                            75.5         43.8
Accrued investment income                            25.5         19.5
Receivables                                         893.5        726.4
Goodwill                                            106.3        106.3
Other assets                                        342.3        311.4
                                            ------------- ------------
               Total assets                      $5,099.1     $3,721.5
                                            ============= ============

   Liabilities and Shareholders' Equity
Reserves for losses and loss adjustment
 expenses                                        $2,573.3     $2,029.2
Unearned premiums                                   529.9        516.4
Other liabilities                                   653.1        328.2
                                            ------------- ------------
             Total liabilities                    3,756.3      2,873.8

Total shareholders' equity                        1,342.8        847.7
                                            ------------- ------------
Total liabilities and shareholders' equity       $5,099.1     $3,721.5
                                            ============= ============

Book value per common share - basic (a)            $43.81       $40.28
                                            ============= ============
Book value per common share - diluted (a)
 (b)                                               $43.81       $39.08
                                            ============= ============


(a) The December 31, 2006 Consolidated Balance Sheet reflects the historical balances of Argonaut Group, Inc. in accordance with purchase accounting requirements. The December 31, 2006 Argonaut Group, Inc. share counts used to calculate book value per common share have been recalculated to reflect the common stock exchange ratio applied when Argonaut Group, Inc. merged with PXRE Group, Ltd. on August 7, 2007.
(b) Book value per common share - diluted, includes the impact of the Series A Mandatory Convertible Preferred Stock on an as if converted basis. Preferred stock fully converted into common shares as of September 30, 2007.






               ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
                         FINANCIAL HIGHLIGHTS
                             ALL SEGMENTS
               (in millions, except per share amounts)

                                 Three Months Ended  Nine Months Ended
                                    September 30,      September 30,
                                 ------------------- -----------------
                                    2007      2006     2007     2006
                                     (unaudited)        (unaudited)

Gross Written Premiums               $332.9   $307.3   $896.5   $835.4
Net Written Premiums                  242.7    226.4    644.0    604.6

Earned Premiums                       220.7    206.0    636.2    606.3
Net Investment Income                  37.3     27.1     93.8     76.8
Gains on Sales of Investments           0.7      9.2      4.6     12.5
                                 ---------- -------- -------- --------
  Total Revenue                       258.7    242.3    734.6    695.6

Losses and Loss Adjustment
 Expenses                             156.4    119.1    399.6    359.9
Underwriting, Acquisition and
 Insurance Expense                     84.1     72.6    242.4    212.0
Interest Expense                        6.2      3.7     12.8     10.0
                                 ---------- -------- -------- --------
  Total Expenses                      246.7    195.4    654.8    581.9

Income Before Taxes and
 Extraordinary Item                    12.0     46.9     79.8    113.7
Income Tax Provision                    5.1     16.2     26.8     39.1
                                 ---------- -------- -------- --------
Net Income Before Extraordinary
 Item                                   6.9     30.7     53.0     74.6
Extraordinary Item                     67.3        -     67.3        -
                                 ---------- -------- -------- --------
Net Income                            $74.2    $30.7   $120.3    $74.6
                                 ========== ======== ======== ========

Net Income:
  From Operations                     $11.3    $37.7    $75.2   $101.2
  From Sale of Investments              0.7      9.2      4.6     12.5
                                 ---------- -------- -------- --------
Income Before Taxes and
 Extraordinary Item                    12.0     46.9     79.8    113.7
Income Tax Provision                    5.1     16.2     26.8     39.1
                                 ---------- -------- -------- --------
Net Income Before Extraordinary
 Item                                   6.9     30.7     53.0     74.6
Extraordinary Item                     67.3        -     67.3        -
                                 ---------- -------- -------- --------
Net Income                            $74.2    $30.7   $120.3    $74.6
                                 ========== ======== ======== ========

Net Income per Common Share
 (Basic): (a)                         $2.71    $1.48    $5.10    $3.62
                                 ========== ======== ======== ========

Net Income per Common Share
 (Diluted): (a)                       $2.70    $1.40    $5.00    $3.40
                                 ========== ======== ======== ========

Weighted Average Common Shares:
   Basic (a)                           27.3     20.6     23.6     20.4
                                 ========== ======== ======== ========
   Diluted (a)                         27.5     21.9     24.1     21.9
                                 ========== ======== ======== ========

(a) The Three Months Ended and Nine Months Ended September 30, 2006 Income Statements reflect the historical income and expense of Argonaut Group, Inc. in accordance with purchase accounting requirements. The Weighted Average Common Share counts and corresponding Net Income per Common Share have been recalculated to reflect the common stock exchange ratio applied when Argonaut Group, Inc. merged with PXRE Group, Ltd. on August 7, 2007.






               ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
           RECONCILIATION OF OPERATING INCOME TO NET INCOME
                            (in millions)


                                Three Months Ended  Nine Months Ended
                                  September 30,       September 30,
                               -------------------- ------------------
                                  2007      2006      2007      2006


Excess & Surplus Lines              $27.0     $25.2     $85.9    $65.4
Select Markets                       15.6      14.3      41.7     34.4
International Specialty               0.9       1.1       2.6      1.2
Run-off Lines                      (18.3)       3.9    (13.9)     17.3
Corporate & Other                  (13.9)     (6.8)    (41.1)   (17.1)
                               ---------- --------- --------- --------
 Operating Income Before Taxes       11.3      37.7      75.2    101.2
Gains on Sales of Investments         0.7       9.2       4.6     12.5
                               ---------- --------- --------- --------
 Income Before Taxes and
  Extraordinary Item                 12.0      46.9      79.8    113.7
Income Tax Provision                  5.1      16.2      26.8     39.1
                               ---------- --------- --------- --------
 Income Before Extraordinary
  Item                                6.9      30.7      53.0     74.6
Extraordinary Item                   67.3         -      67.3        -
                               ---------- --------- --------- --------
 Net Income                         $74.2     $30.7    $120.3    $74.6
                               ========== ========= ========= ========




               ARGO GROUP INTERNATIONAL HOLDINGS, LTD.
                             SEGMENT DATA
                            (in millions)


                              Three Months Ended   Nine Months Ended
                                September 30,        September 30,
                              -------------------  -------------------
                                2007      2006       2007      2006
                                 (unaudited)          (unaudited)
Excess & Surplus Lines
-----------------------------
 Gross Written Premiums         $179.9    $190.4     $546.3    $545.9
 Net Written Premiums            132.8     136.4      402.5     397.7
 Earned Premiums                 138.8     132.3      406.4     385.7

 Underwriting Income             $13.1     $13.5      $45.8     $33.9
 Net Investment Income            13.9      11.7       40.1      31.5
                              ---------  --------  ---------  --------
 Operating Income Before
  Taxes                          $27.0     $25.2      $85.9     $65.4
                              =========  ========  =========  ========

 Loss Ratio                       59.2%     57.4%      57.0%     59.7%
 Expense Ratio                    31.3%     32.4%      31.7%     31.5%
                              ---------- --------- ---------- --------
 GAAP Combined Ratio              90.5%     89.8%      88.7%     91.2%
                              =========  ========  =========  ========

Select Markets
-----------------------------
 Gross Written Premiums         $133.5    $111.7     $320.4    $281.2
 Net Written Premiums            104.6      83.4      226.7     199.4
 Earned Premiums                  78.3      69.0      220.3     200.2

 Underwriting Income              $7.7      $8.6      $20.4     $18.5
 Net Investment Income             7.9       5.7       21.3      15.9
                              ---------  --------  ---------  --------
 Operating Income Before
  Taxes                          $15.6     $14.3      $41.7     $34.4
                              =========  ========  =========  ========

 Loss Ratio                       61.6%     57.8%      62.6%     60.9%
 Expense Ratio                    28.6%     29.7%      28.2%     29.9%
                              ---------- --------  ---------  --------
 GAAP Combined Ratio              90.2%     87.5%      90.8%     90.8%
                              ========== ========= ========== ========

International Specialty
-----------------------------
 Gross Written Premiums          $20.1      $3.4      $32.2      $7.6
 Net Written Premiums              6.4       3.3       18.4       7.6
 Earned Premiums                   4.0       1.4       11.6       2.7

 Underwriting Income (Loss)     $(1.4)      $1.1       $0.3      $1.2
 Net Investment Income             2.3         -        2.3         -
                              ---------  --------  ---------  --------
 Operating Income Before
  Taxes                           $0.9      $1.1       $2.6      $1.2
                              =========  ========  =========  ========

 Loss Ratio                       70.0%     64.3%      61.2%     66.7%
 Expense Ratio                    65.0%      n/m       36.2%      n/m
                              ---------- --------  ---------  --------
 GAAP Combined Ratio             135.0%      n/m       97.4%      n/m
                              ========== ========  ========== ========


n/m - not meaningful due to limited premium volume



    CONTACT: Argo Group International Holdings, Ltd.
             Mark Haushill, 441-278-3740
             Interim Chief Financial Officer